Exhibit (a)(1)(C)

ANTIGENICS INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

NOTICE OF WITHDRAWAL FORM

To the Antigenics Inc. stock administration department:

I previously signed, dated and returned an Election Form in which I elected to accept the offer by Antigenics Inc. (the “Company”) to exchange Eligible Option Grants for Replacement Options (the “Offer”) as set forth in the Offer to Exchange Outstanding Options to Purchase Common Stock, the Summary Term Sheet, the related cover letter, the Glossary and the Questions and Answers (collectively, the “Offer Documents”). Defined terms not explicitly defined herein shall have the same definitions as in the Offer Documents.

I now wish to change my previous election and reject the Offer. I understand that by signing this Notice of Withdrawal Form and delivering it to the Antigenics’ stock administration department in person or via email to cklaskin@antigenics.com, I will be withdrawing my acceptance of the Offer, and rejecting the Offer, in its entirety.

I understand that in order to reject the Offer, I must sign, date and deliver this Notice of Withdrawal Form to the Antigenics’ stock administration department in person or via email to cklaskin@antigenics.com, as provided in the attached instructions, before 5:00 p.m., U.S. Eastern Daylight Time, on July 16, 2009, or later if Antigenics extends the expiration of the Offer.

By rejecting the Offer I understand that I will not receive any Replacement Options, and I will keep my Eligible Option Grants. These options will continue to be governed by the equity incentive plan under which these options were granted and the existing option agreements between the Company and me.

I understand that I may change this election, and once again accept the Offer, by delivering a new Election Form to the Antigenics’ stock administration department in accordance with the instructions set forth in the Election Form before 5:00 p.m., U.S. Eastern Daylight Time, on July 16, 2009, or later if the Company extends the expiration of the Offer.

I have completed and signed the following exactly as my name appears on my original Election Form.

I do not accept the offer to exchange options.

Optionee Signature	Employee ID or Social Security Number

Optionee Name (Please print)	E-mail Address Date and Time

PLEASE SUBMIT THIS NOTICE OF WITHDRAWAL FORM TO THE COMPANY’S STOCK ADMINISTRATION DEPARTMENT IN PERSON OR VIA EMAIL AT CKLASKIN@ANTIGENICS.COM NO LATER THAN 5:00 PM, U.S. EASTERN DAYLIGHT TIME, ON JULY 16, 2009.

YOU WILL RECEIVE AN EMAIL CONFIRMATION WITHIN TWO BUSINESS DAYS OF RECEIPT OF THIS FORM BY ANTIGENICS’ STOCK ADMINISTRATION DEPARTMENT.

INSTRUCTIONS TO THE NOTICE OF WITHDRAWAL FORM

1. Delivery of Notice of Withdrawal Form.

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A properly completed and executed copy of this Notice of Withdrawal Form must be delivered via email or in person to the Antigenics’ stock administration department at cklaskin@antigenics.com before 5:00 p.m., U.S. Eastern Daylight Time, on July 16, 2009 (the Expiration Date).

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The method by which you deliver any required documents is at your option and risk, and the delivery of such documents will be deemed made only when actually received by the Company’s stock administration department. You should allow sufficient time to ensure timely delivery.

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Although by submitting a Notice of Withdrawal Form with respect to your previous election, you have withdrawn your election to exchange your Eligible Option Grants, you may change your mind and re-accept the Offer at any time prior to the Expiration Date by submitting a new Election Form.

•	If the Company extends the Expiration Date, you may elect to accept the Offer at any time prior to the new Expiration Date.

•	To change your election, you must deliver a new signed and dated Election Form in accordance with the instructions included with the Election Form to the Company before the Expiration Date.

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Your options will not be properly exchanged for purposes of the Offer unless you again elect to accept the Offer before the Expiration Date by delivery of the new Election Form following the procedures described in the instructions to the Election Form.

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If you do not wish to withdraw your election IN ITS ENTIRETY, you should not fill out this Notice of Withdrawal Form. If you wish to change your election with respect to only particular Eligible Option Grants, then you should complete and deliver a new Election Form instead.

•	As noted in the Offer Documents, you may select Eligible Option Grants to be exchanged for a specified number of Replacement Options depending on the original grant price of your Eligible Options.

•	You do not have to exchange all your Eligible Option Grants, but for each individual Eligible Option Grant you do choose to exchange, you must cancel the entire outstanding, unexercised portion.

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You may change your mind about which Eligible Option Grants you would like to exchange at any time before the Expiration Date. If Antigenics extends the expiration of the Offer beyond that time, you may change your election regarding particular Eligible Option Grants you elected to exchange at any time prior to the new Expiration Date.

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To change your election regarding any particular Eligible Option Grants you previously elected to exchange, while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in the instructions included with the Election Form. You must indicate on the new Election Form that it replaces a previously submitted Election Form in the check box provided on the form.

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Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.

2. Other Information on This Notice of Withdrawal Form.

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In addition to signing this Notice of Withdrawal Form, you must print your name and indicate the date and time at which you signed. You must also include your email address and your employee identification number or your social security number, as appropriate.

3. Requests for Assistance or Additional Copies.

•	Additional copies of the Offer Documents or this Notice of Withdrawal Form can be obtained by contacting the Antigenics’ stock administration department via email at cklaskin@antigenics.com.